4Exhibit 10.1

NOTE: CERTAIN PORTIONS OF THIS DOCUMENT HAVE BEEN MARKED TO INDICATE THAT CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT.  THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

[English Translation of Original Icelandic Language Document]

EMPLOYMENT CONTRACT

Íslensk erfðagreining ehf, State Reg. No. 691295-3549, Sturlugata 8 Reykjavík, (“the Employer”) and Hákon Hákonarson, Id. No. 091260-2469, resident at Grjótasel 3, 109 Reykjavík, (“the Employee”) enter into the following new Employment Contract which shall replace the earlier contract between the parties of 20 October 1998.

1. Field of work

The Employee is employed by the Employer as “VP Clinical Sciences”.

The workplace is the Employer’s base of operations at Sturlugata in Reykjavík or the Employer’s other bases of operation, as appropriate.

The Employee will work under the supervision of the CEO.

The Employee is the Head of the company Pharmacogenomics Research Department and responsible, moreover, for the operation of Encode ehf.

Furthermore, the Employee is employed in scientific research and business development, and diagnostic markers research also falls within his terms of reference.

2. Term of employment

The Employee began work for the Employer in October 1998.

The mutual notice period of termination of Employee and Employer is three months.

3. Duties

The Employee undertakes to execute faithfully and conscientiously all tasks entrusted to him. While working for the Employer, the Employee may not accept permanent employment outside ÍE except with the full knowledge and approval of his immediate superior and the Head of Human Resources. The approval of the Employer shall be in writing if the employment in question constitutes competition with the Employer’s operations, or if it could otherwise conflict with the Employee’s work for the Employer.

Upon termination of his employment, the Employee shall hand over all documents and identification papers in his custody and belonging to the Employer.

4. Working Hours

The Employee is appointed for a full-time position which is a position of responsibility and management. Working hours are determined by what is necessary to perform the work in an efficient and effective manner, irrespective of whether this requires work outside regular working hours or not.

The Employer and Employee may at any time during the term of employment agree on other arrangements regarding working hours.

5. Wage Terms

The Employee’s fixed monthly salary shall be ISK [CONFIDENTIAL TREATMENT REQUESTED] per month. Payment for any work carried out outside regular working hours and for work-related tasks of any kind is included in the above monthly salary.

Wages are paid monthly on the last working day of each month.

The above wages constitute full remuneration for the work performed by the Employee.

Rights of the Employee to vacation time and maternity/paternity leave are subject to statutory law.

The Employee will pay 4% of his total wages as a contribution to a pension fund of his choice and the Employer shall contribute 6% of the same amount.

The Employer will provide the Employee with a mobile telephone for use in the company’s interest and pay the operating costs.

6. Accidents, illness and insurance

Reference is made to Article 6 of the Employment Contract of the parties dated 20 October 1998, which remains unchanged, and also to the Employees’ Manual, where ÍE employee insurance is described from time to time as insurance terms change.

7. Confidentiality

The Employee holds a position of responsibility and confidentiality for the Employer. He shall maintain in full confidence any information which may come to his knowledge in the course of his duties with regard to the Employer and the Employer’s customers and which could damage the interests of these parties. Owing to the nature of his work, the Employee is under obligation to treat all information, documents and data to which he has access in his work with the utmost confidentiality. This confidentiality shall remain in effect following termination of employment.

The substance of this Employment Contract is confidential, as are any other contracts or agreements entered into by the Employee and the Employer. Special emphasis is placed on the Employee maintaining in confidence his wages and terms of employment.

While the Employee is in the employ of the Employer and for one (1) year thereafter, the Employee shall not encourage any other employees of the Employer to resign from their positions with the Employer.

In the event of the Employee resigning from his position with the Employer he undertakes not to accept any employment, directly or indirectly, with companies holding a competitive position vis-à-vis the Employer or with other competitors, or to initiate or become associated with such activities for at least two years following termination of his employment.

8. Proprietary Information and Inventions

The contract between the parties concerning proprietary information and inventions dated 20 October 1998 remains in full effect.

9. Further Provisions

All earlier employment contracts between the Employer and the Employee are superseded by this Contract as of its effective date, except as expressly indicated otherwise in this Contract.

Also, the Employee’s Stock Option Agreements shall remain in effect.

Reykjavík, 23 July 2003.

Employee	For Íslensk erfðagreining ehf.

/s/ Hákon Hákonarson	/s/ Tanya Zharov

Hákon Hákonarson	Tanya Zharov